EXHIBIT 10.397

CONFIDENTIAL SEPARATION AGREEMENT AND
GENERAL RELEASE OF CLAIMS
The Parties to this Confidential Separation Agreement and General Release of Claims (“Agreement”) are Terri R. Kallsen (“Ms. Kallsen”), on the one hand, and The Charles Schwab Corporation and Charles Schwab & Co., Inc. (collectively “Schwab” or the “Company”), on the other hand, hereinafter collectively referred to as the Parties. This Agreement is for the benefit of the Parties and certain “Releasees” as defined in Paragraph 6 below.
RECITALS
A.    Ms. Kallsen’s last day in the office will be July 22, 2019. Ms. Kallsen will step down as a Schwab Officer and will be deemed to have separated from her employment with Schwab as of August 1, 2019, her last day of employment (“Separation Date”). During the period between July 22, 2019 and her Separation Date, Ms. Kallsen will not be expected to perform any work on behalf of Schwab but Ms. Kallsen will continue to receive her regular salary and benefits as well as reimbursement for approved business related expenses through her Separation Date. With the exception of the payments set forth in Paragraph 1 below, Ms. Kallsen acknowledges that as of the date of executing this Agreement, she has received all earned wages to which she was entitled.
B.    The Parties mutually desire to settle fully and finally all differences, disputes and claims Ms. Kallsen might have against Schwab and the Releasees defined below through the date of execution hereof, including, but not limited to, those differences, disputes, and claims based upon, arising out of, or relating to Ms. Kallsen’s employment relationship with Schwab and the separation thereof.
NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, it is hereby agreed by and between the Parties as follows:
TERMS AND SETTLEMENT
1.Consideration. In consideration for Ms. Kallsen’s promises made herein, Schwab agrees, upon satisfaction of the conditions identified herein, to provide Ms. Kallsen severance benefits under The Charles Schwab Severance Pay Plan (the “Severance Plan”), as follows:
(a)    a severance payment in the gross sum of $876,671.85, less statutorily required withholding and other deductions, to be paid within thirty (30) days of the Effective Date (as defined in Paragraph 26). This gross sum amount is comprised of (i) $335,416.67, equal to seven months of Base Salary in accordance with Section 6.2 of the Severance Plan; (ii) $14,171.85, equal to seven months of the cost of group health plan coverage for Ms. Kallsen and her enrolled spouse, domestic partner and dependents in accordance with Section 6.3(a) of the Severance Plan; and (iii) an additional severance payment of $527,083.33, equivalent to eleven months of Base Salary.
(b)    the following long-term awards in accordance with Section 6.3(b) of the Severance Plan: (a) The seven month period commencing with the Separation Date shall be treated as service in good standing for purposes of determining further vesting of the performance-based restricted stock units granted to Ms. Kallsen on March 1, 2017 (17,698 units) under The Charles Schwab Corporation 2013 Stock Incentive Plan (the “Equity Plan”), (b) stock option awards granted to Ms. Kallsen under the Equity Plan that would have vested in the seven month period commencing with the Separation Date (66,636), shall vest and be exercisable from the expiration of the revocation period described in Paragraph 13(g) until October 31, 2019, and any vested stock options not exercised prior to November 1, 2019 shall be forfeited, and (c) all remaining unvested stock options (90,685) and performance-based restricted stock units (33,358) granted to Ms. Kallsen shall be forfeited.
(c)    an additional severance payment in the gross sum of $3,210,000, less statutorily required withholdings and other deductions, to be paid on or after March 1, 2020, but no later than March 15, 2020. This payment is expressly conditioned upon Ms. Kallsen adhering to and not breaching any of the terms of this Agreement, including but not limited to Paragraphs 10, 10.1, 10.2, 10.3 and 11. In the event that Ms. Kallsen breaches any terms of this Agreement, Schwab will not be obligated to make this payment. Schwab shall have sole discretion as to whether such a breach of the Agreement by Ms. Kallsen has occurred.
(d)    ten months of outplacement services through Schwab’s vendor under the terms of the outplacement program (information enclosed), which must be initiated within 30 days from the Separation Date (the Company will not pay cash in lieu of services).
Ms. Kallsen shall also be paid for all accrued unused vacation time and floating holidays no later than August 1, 2019, her Separation Date.
In the event of Ms. Kallsen’s death, any payments required under this Paragraph 1 inure to the benefit of Ms. Kallsen’s heirs.
2.    Entire Consideration. Ms. Kallsen agrees that the amounts and promises set forth in Paragraph 1 shall constitute the entire consideration provided to Ms. Kallsen under this Agreement. Ms. Kallsen agrees that she will not seek any further compensation or other consideration for any other claimed damage, costs, or attorneys’ fees in connection with the matters encompassed in this Agreement. Ms. Kallsen acknowledges that Schwab is under no obligation to make the payments provided to her pursuant to Paragraph 1 (other than her accrued unused vacation time and floating holidays), and will do so only subject to this Agreement and her compliance with the terms of this Agreement. Except as provided for herein, Ms. Kallsen acknowledges that she will not be entitled to any other payments or benefits, including, without limitation, salary, vacation pay, bonus, severance pay or any other compensation or benefits.
3.    Tax Treatment. Each of the payments to be made under Paragraph 1 is designated as a separate payment for purposes of Internal Revenue Code Section 409A. Ms. Kallsen understands and agrees that Schwab is providing no tax or legal advice, and that Schwab makes no representations regarding tax obligations or consequences, if any, related to any part of this Agreement. Ms. Kallsen further agrees that she will assume any such tax obligations or consequences that may arise from this Agreement, and she shall not seek any indemnification from Schwab in this regard. Ms. Kallsen further agrees to indemnify and hold Schwab harmless from any claims, demands, deficiencies, levies, assessments, executions, judgments, penalties, taxes, attorneys’ fees or recoveries by any governmental entity against Schwab for any failure by Ms. Kallsen to pay taxes due and owing, if any, on the amounts identified in Paragraph 1.

4.    No Filings. Ms. Kallsen represents that she has not filed any lawsuit, claim, charge, or complaint against Schwab or any other Releasee identified in Paragraph 6 below with the Equal Employment Opportunity Commission (“EEOC”) or any of its state or local deferral agencies. In the event that the EEOC, or any of its state or local deferral agencies, assumes jurisdiction of any lawsuit, claim, charge or complaint, or purports to bring any legal proceedings against Schwab or any other Releasee identified in Paragraph 6 below, on Ms. Kallsen’s behalf, she promptly will request that the EEOC, or any of its state or local deferral agencies, withdraw from or dismiss the lawsuit, claim, charge, or complaint with prejudice, and in any event, waives her right to any form of recovery or relief in any such proceedings, including legal fees. Nothing in this Agreement shall be construed to preclude Ms. Kallsen from timely filing a complaint with the EEOC, or any of its state or local deferral agencies, or assisting any investigation conducted by the EEOC, or any of its state or local deferral agencies, to the extent that such rights are not subject to waiver.
5.    No Other Employee Benefits. Except as provided in Paragraph 1, above, Ms. Kallsen acknowledges and agrees that she is not eligible for or entitled to any severance benefits under the Severance Plan or under any other severance or termination pay or benefits arrangement with Schwab, and that the payments and benefits provided under Paragraph 1 above exceed the amount to which she would otherwise be entitled to receive under the Severance Plan or any other such arrangement with Schwab. Ms. Kallsen is not eligible for any other benefits or payments not specifically provided for in this Agreement. Ms. Kallsen understands that this Agreement does not affect any existing right Ms. Kallsen may have to benefits under any qualified retirement plan or any non-qualified deferred compensation plan (which, for clarity, does not include the Severance Plan) maintained by Schwab in which Ms. Kallsen participated. Except as provided in Paragraph 1, above, Ms. Kallsen understands that this Agreement does not affect any existing rights Ms. Kallsen may have pursuant to any stock incentive plan, restricted stock unit agreement or stock option agreement or plans applicable to Ms. Kallsen. The applicable Stock Option Agreement(s), Performance-based Restricted Stock Unit Agreement(s) and stock incentive plan documents govern the forfeiture, vesting and exercise of these equity awards. Ms. Kallsen will be offered the opportunity to continue receiving certain insured group benefit coverage pursuant to applicable law, provided Ms. Kallsen pays the appropriate premiums for the coverage and returns the necessary paperwork.
6.    Complete Release by Ms. Kallsen. In consideration for the promises set forth in this Agreement, Ms. Kallsen does hereby — for herself and for her heirs, representatives, attorneys, executors, administrators, successors, and assigns — release, acquit, and forever discharge Schwab, and all of its affiliates, subsidiaries, divisions, parent corporations, and current and former stockholders, officers, directors, partners, servants, agents, employees, representatives, attorneys, employee welfare and retirement plans and the respective plan administrators and fiduciaries, past, present, and future, all persons acting under, by, through, or in concert with any of them, and each of them (all of whom are hereinafter referred to as “Releasees”), from any and all actions, causes of action, grievances, obligations, costs, expenses, damages, losses, claims, liabilities, suits, debts, demands, and benefits (including attorneys’ fees and costs actually incurred), of whatever character, in law or in equity, known or unknown, suspected or unsuspected, matured or unmatured, of any kind or nature whatsoever, based on any act, omission, event, occurrence, or nonoccurrence from the beginning of time to the effective date of this Agreement, including, but not limited to, any claims or causes of action arising out of or in any way relating to Ms. Kallsen’s employment relationship with Schwab or any other Releasee.
Ms. Kallsen agrees that this release of claims includes, but is not limited to, claims for breach of any implied or express contract or covenant; claims for promissory estoppel; retaliation; claims of entitlement to any pay (other than the payments promised in Paragraph 1); or any claims for wrongful termination, public policy violations, defamation, invasion of privacy, fraud, misrepresentation, unfair business practices, emotional distress or other common law or tort matters; claims of harassment, retaliation or discrimination under federal, state, or local law; claims based on any federal, state or other governmental statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act (“ADEA”), as amended, the Older Worker Benefit Protection Act, the Genetic Information Nondiscrimination Act of 2008, the National Labor Relations Act, as amended, the Family and Medical Leave Act, as amended, the Worker Adjustment and Retraining Notification Act, the Americans with Disabilities Act, as amended, the Employee Retirement Income Security Act, as amended, and all related state laws and the state constitution including, without limitation, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, the California Government Code, and/or the California Constitution. It is expressly understood by Ms. Kallsen that among the various rights waived by Ms. Kallsen in this release are those arising under the ADEA. Ms. Kallsen understands and agrees that, notwithstanding any provisions and covenants in this Paragraph 6, nothing in this Agreement is intended to constitute an unlawful release or waiver of any of Ms. Kallsen’s rights under any laws and/or to prevent, impede, or interfere with her ability and/or right to challenge the validity of this release. Nothing in this Agreement shall be construed to prohibit Ms. Kallsen from filing or proceeding with a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), or any other comparable federal, state, or local agency charged with the investigation and enforcement of any employment laws, although by signing this Agreement, she agrees and understands that she is waiving her right to individual relief based on claims asserted in such a charge or complaint. Furthermore, nothing in this Agreement (including the release contained herein) shall be construed to limit Ms. Kallsen’s right to indemnification or contribution (if applicable) pursuant to Delaware or California law or the Company’s bylaws arising from actions actually or allegedly taken in the scope of employment with the Company. This Paragraph 6 is not intended to limit Ms. Kallsen from pursuing an action for the sole purpose of enforcing this Agreement.
7.    Release of Unknown Claims. For the purpose of implementing a full and complete release, Ms. Kallsen expressly acknowledges that the releases she gives in this Agreement are intended to include, without limitation, claims that she did not know or suspect to exist in her favor at the time of the effective date of this Agreement, regardless of whether the knowledge of such claims, or the facts upon which they might be based, would materially have affected the settlement of this matter; and that the consideration given under the Agreement was also for the release of those claims and contemplates the extinguishment of any such unknown claims despite the fact that California Civil Code Section 1542 may provide otherwise, Ms. Kallsen expressly waives any right or benefit available to her in any capacity under the provisions of Section 1542, which provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

In making this waiver, Ms. Kallsen acknowledges that she may hereafter discover facts in addition to or different from those which she now believes to be true with respect to the subject matter released herein, but agrees that she has taken that possibility into account in reaching this Agreement and that, notwithstanding the discovery or existence of any such additional or different facts, Ms. Kallsen fully, finally, and forever settles and releases any and all such claims.
8.    Successors. This Agreement shall be binding upon the Parties, and their heirs, representatives, executors, administrators, successors, insurers, and assigns, and shall inure to the administrators, predecessors, successors, and assignees of each of the parties.
9.    No Attorney’s Fees and Costs. The Parties will bear their own respective costs and fees, including attorneys’ fees, incurred in the negotiation and execution of this Agreement.
10.    Non-Disclosure, Non-Disparagement, and Cooperation.
10.1    Non-Disclosure
Ms. Kallsen warrants that she has not disclosed the financial terms of this Agreement, or the negotiations leading thereto, to anyone other than her attorney, members of her immediate family (defined as parents, siblings, children, spouse, or domestic partner), or other advisors, and further warrants that she has instructed these individuals that they are not to disclose this Agreement or its financial terms to anyone else and accepts responsibility under this Agreement for any such disclosure by them. Ms. Kallsen agrees that she will keep the amount provided for in this Agreement, and the terms and contents of this Agreement (except for the restrictions set forth in Paragraph 11 and Exhibit A) and the negotiations leading thereto, completely confidential, and will not publicize or disclose the conditions, terms, or contents of this Agreement (except for the restrictions set forth in Paragraph 11 and Exhibit A) in any manner, whether in writing or orally, to any person (other than her immediate family, attorneys, accountants, tax preparer and other advisors who each will be informed of and bound by this confidentiality clause), directly or indirectly, or by or through any agent, attorney, or other representative, unless compelled to do so by law or except as necessary to effectuate the terms of this Agreement. Under no circumstances may Ms. Kallsen or any of her representatives, family members or other advisors state or imply that Ms. Kallsen has received any financial payment or benefit from Schwab as part of this Agreement, unless compelled to do so by law. Notwithstanding the foregoing, Ms. Kallsen may discuss the financial terms of this Agreement with her financial or tax advisor. Without limitation, Ms. Kallsen further agrees that she or immediate family members, attorneys, financial and/or tax advisors or any other advisors or representatives will not issue any press release or public statement regarding the substance of Ms. Kallsen’s potential claims or the settlement of those claims. This non-disclosure agreement specifically includes, but is not limited to, an obligation, on the part of Ms. Kallsen and her attorneys and other representatives and her family members and other advisors, not to disclose, or cause to be disclosed, the conditions, terms, or content of the Agreement (except for the restrictions set forth in Paragraph 11 and Exhibit A) and the negotiations leading thereto to any current or former employee of Schwab, or any affiliate of Schwab, or to any individual associated with the press or media. Ms. Kallsen and her representatives and immediate family members and other advisors may only acknowledge, and then only in response to an inquiry not prompted by Ms. Kallsen or her representatives or immediate family members or other advisors, that the Parties have resolved the matter. Unless expressly prohibited by law, Ms. Kallsen further agrees to notify promptly Schwab in advance of any demand or compulsion by law to disclose the amount of this Agreement, or the terms or content of this Agreement, or the negotiations leading thereto, and further agrees to cooperate fully with Schwab if it decides to challenge the demand or legal compulsion requiring Ms. Kallsen to disclose the terms of the Agreement or any part of the settlement sum, Ms. Kallsen agrees that she shall be responsible and liable for any disclosure prohibited by this Subparagraph 10.1. Ms. Kallsen agrees and understands that nothing in this Agreement prohibits her from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission (“SEC”), the Congress, Financial Industry Regulatory Association (“FINRA”), any other self-regulatory organization (“SRO”), and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

10.2    Non-Disparagement.
Ms. Kallsen agrees that she will not make any disparaging or defamatory statements, either orally or in writing (and, for the purposes of this Agreement, the term “writing” includes but is not limited to electronic communications), to any third party (a) concerning Schwab or any corporate or other affiliate of Schwab (including, but not limited to, the Releasees identified above), (b) concerning its or their officers, directors, employees or agents (including past or present), (c) concerning its or their services, products, offerings, quantitative or other research, or methods of communicating such services, products or offerings, or its or their technology, operations processes, methods of doing business, or employment practices, or (d) that will disrupt, impair, or otherwise interfere with the Company’s business, reputation, or relationships with its employees, clients, agents, representatives, or vendors. Ms. Kallsen agrees that she will direct her immediate family and representatives not to make any disparaging or defamatory statements, either orally or in writing, to any third party concerning Schwab or any Releasee, concerning its or their current or former officers, directors, employees or agents, or concerning its or their services, products, quantitative or other research, technology, processes, or methods of doing business. Ms. Kallsen further agrees to refrain from acting as a source (attributable or otherwise) or engaging in any formal or informal dialogue with the press or media regarding her experiences with or at Schwab, or its past or present directors, officers, or employees of the Company, or any Releasee as defined above, or regarding any information Ms. Kallsen may have acquired (first hand or otherwise) concerning Schwab operations, technology, marketing or advertising strategies or plans, financial performance, salary or incentive compensation practices, recruitment or retention strategies, negotiation strategies, vendors, current or former employees, internal or external investigations, or internal policies and procedures or any other Schwab information (including but not limited to Schwab enterprises, services, products, or offerings). Nothing in this Subparagraph 10.2 is intended to interfere with Ms. Kallsen’s ability to provide truthful testimony pursuant to Subparagraph 10.3 below.

10.3    Cooperation.
Ms. Kallsen agrees not to encourage or assist in any litigation against Schwab or any Releasee or provide testimony in any matter in which Schwab or any Releasee has an interest unless she is permitted to do so under whistleblower provisions of federal law or regulation (as described in Paragraph 10.1 above) or required by law to do so. Notwithstanding the foregoing, Ms. Kallsen agrees that she will cooperate fully with Schwab or any Releasee, or any corporate affiliate of any Releasee (specifically including any attorneys retained by Schwab or any of the Releasees) in connection with any pending or future matter (including but not limited to any audit, tax proceeding, litigation, arbitration, external or internal investigation, or government proceeding) in which or to the extent Schwab reasonably deems her cooperation necessary. Ms. Kallsen acknowledges and agrees that such cooperation may include, but shall in no way be limited to, being available for interviews with Schwab or any of the Releasees, or any attorneys or agents retained by Schwab or any of the Releasees, providing to Schwab or any of the Releasees any documents in her possession or under her control relating to the matter, and providing sworn statements and/or testimony in connection with the matter. Ms. Kallsen agrees to appear and give testimony as a witness in any judicial, administrative, quasi-governmental, or investigatory proceeding as requested by Schwab. Ms. Kallsen also agrees, upon request by Schwab, to provide information to Schwab that Ms. Kallsen learned during the course of the employment relationship with Schwab. Ms. Kallsen further agrees to travel if necessary to give testimony in any regulatory proceeding, arbitration, or litigation. Schwab will reimburse Ms. Kallsen for reasonable travel expenses (including reasonable out-of-pocket expenses) in accordance with Schwab’s travel expense policies then in effect. To the extent permitted by the respective matter, Schwab will, in good faith, attempt to accommodate and minimize the disruption to Ms. Kallsen’s post-Schwab employment obligations. In the event Ms. Kallsen provides a sworn statement or testimony, either as required by legal process or at Schwab’s request, Ms. Kallsen agrees to do so in good faith and fully, accurately and truthfully, to the best of her ability.
Ms. Kallsen further agrees that nothing in this Agreement is intended to prevent, impede, or interfere with her ability to initiate communications directly with, respond to any inquiry from, or participate in any investigation or proceeding conducted by the SEC, EEOC (or any of its state or local deferral agencies), FINRA, any other SRO, or any other federal or state governmental agency or regulatory authority. Ms. Kallsen further agrees to notify Schwab promptly of any demand, subpoena, court order or legal process that seeks to cause her to disclose any facts relating to her employment with Schwab or the separation thereof, confidential information about Schwab including any information covered by the Confidentiality, Non-Solicitation and Intellectual Property Ownership Agreement, the amount of this settlement, the conditions, terms, or content of this Agreement, or the negotiations leading thereto, and further agrees to cooperate fully with Schwab if it decides to challenge the demand or legal process seeking such disclosure. If Ms. Kallsen is served with a demand, subpoena, court order, or other legal process concerning any of the matters referenced above or in any proceeding in which Schwab or any Releasee is a party or has an interest, Ms. Kallsen agrees to notify Schwab within five (5) business days after receipt of such process and, in any event, no fewer than ten (10) business days in advance of any required appearance or production. Notice to be given under this provision to Schwab shall be to: Michael Sears, Vice President, Associate General Counsel, Charles Schwab & Co., Inc. 211 Main Street, SF211MN-06-451, San Francisco, CA 94105, tel. (415) 667-0954, Michael.sears@schwab.com. Except as provided in the notification provision above, this Agreement does not prohibit Ms. Kallsen from responding to a demand, subpoena, court order, or legal process as required by law.

10.4    Remedy for Breach.
Ms. Kallsen acknowledges and agrees that the restrictions contained in Paragraphs 10 and 11 are material inducements to the Company’s willingness to enter into this Agreement and necessary to protect the good will, trade secrets, and confidential and proprietary information of the Company. Ms. Kallsen further acknowledges that the restrictions contained in these Paragraphs are reasonable in scope and duration, will not prevent her from earning a livelihood during the applicable period of restriction, are necessary to protect the legitimate interests of the Company, and that any breach by Ms. Kallsen of any provision contained in Paragraphs 10 or 11 will result in immediate irreparable injury to the Company for which a remedy at law will be inadequate. If Ms. Kallsen breaches Subparagraphs 10.1, 10.2, 10.3, or Paragraph 11 hereof, then Schwab shall have, in addition to and without limiting any other remedy or right it may have at law or in equity, the right to a temporary and permanent injunction restraining any such breach, without any bond or security being required. In any such proceeding Ms. Kallsen waives any defense that Schwab has an adequate remedy at law or that the injury suffered as a consequence of such breach is not irreparable. Ms. Kallsen further agrees that should she make disclosures prohibited by Subparagraphs 10.1, 10.2, or Paragraph 11, or fail to cooperate as provided in Subparagraph 10.3, it may be difficult or impossible to specify or prove damages as a result of breach of the non-disclosure, non-disparagement, confidentiality and non-solicitation, or cooperation provisions and, therefore, agrees that she shall be liable for, in addition to the injunctive relieve and other relief set forth above, liquidated damages in the amount of ten (10%) percent of the total amount set forth in Paragraph 1 for each such breach established by a court of competent jurisdiction or arbitrator. Ms. Kallsen consents to the personal jurisdiction of the state courts of or federal courts in California in any proceeding to enforce Paragraphs 10 or 11 and agrees not to interpose any objection or defense based on lack of personal jurisdiction or improper venue in any such proceeding.
11.    Confidentiality, Non-Solicitation and Intellectual Property Ownership Agreement. Ms. Kallsen agrees that she remains bound by the Confidentiality, Non-Solicitation and Intellectual Property Ownership Agreement that she signed or electronically acknowledged as a condition of her employment. In exchange for the valuable consideration offered herein, she agrees and reconfirms her obligation to abide by the Confidentiality, Non-Solicitation and Intellectual Property Ownership Agreement, which is attached hereto as Exhibit A and is incorporated as if fully set forth herein.
12.    Return of Confidential and Proprietary Information. Ms. Kallsen represents that she has returned to Schwab any and all property, files, materials, records, manuals, written communications, or other items (including hard copy and electronic documents, disks, and files) she received, obtained, and/or created as part of her employment (excluding information Ms. Kallsen received about insured benefits, welfare plans, stock option grants, restricted share awards (including the plans under which those awards are granted), SchwabPlan Retirement Savings and Investment Plan, payroll information regarding Ms. Kallsen, and letters of commendation or special awards) or that are in her possession or control belonging to Schwab, including but not limited to laptop computer, company sponsored credit cards and/or calling cards, pagers, and other computer software and/or hardware, cell phone, hand-held electronic devices, keys and identity badges that are in her possession or control belonging to Schwab or any of the Releasees. Ms. Kallsen agrees that in the event she later locates any such documents, equipment, or materials, she will return them to Schwab immediately.
13.    Agreement is Voluntary.
Ms. Kallsen understands and agrees that she:
a.    has had a reasonable amount of time within which to consider this Agreement before executing it;
b.    has carefully read and fully understands all of the provisions of this Agreement;
c.    is, through this Agreement, releasing Schwab and the other Releasees from any and all claims she may have against Schwab and the other Releasees, as stated herein, that have arisen up to the date of execution of the Agreement;
d.    knowingly and voluntarily agrees to all of the terms set forth in this Agreement;
e.    knowingly and voluntarily intends to be legally bound by the same;
f.    was advised, and hereby is advised in writing, to consider the terms of this Agreement and consult with an attorney of her choice; and
g.    has, if Ms. Kallsen wishes, forty-five (45) days to consider this Agreement prior to signing it, which Ms. Kallsen acknowledges began to run on July 23, 2019, and Ms. Kallsen agrees to waive any additional time she may have to consider the Ageement in accordance with applicable law; Ms. Kallsen also has seven (7) days after signing it to revoke the Agreement. Revocation can be made by delivering a written notice of revocation to Michael Sears, Vice President, Associate General Counsel, Charles Schwab & Co., Inc., 211 Main Street, SFMN211-06-451, San Francisco, CA 94105; email address: Michael.sears@schwab.com). For this revocation to be effective, written notice must be sent by electronic mail or overnight delivery to Michael Sears not later than the seventh (7th) calendar day after Ms. Kallsen signs this Agreement. If Ms. Kallsen revokes this Agreement, it shall not be effective or enforceable and Ms. Kallsen shall not receive the benefits provided herein. Ms. Kallsen acknowledges that at the time she received this Agreement, she was provided with the job titles and ages of those individuals in her business decisional unit, selected and not selected to participate in this termination program. (See Exhibit B attached hereto.)
14.    No Representations. The Parties acknowledge that, except as expressly set forth herein, no representations of any kind or character have been made to induce the execution of this Agreement.
15.    Ownership of Claims. Ms. Kallsen represents that she has not transferred or assigned, or purported to transfer or assign, any claim described in this Agreement. Ms. Kallsen further agrees to indemnify and hold harmless Schwab and each and all of the Releasees against any and all claims based upon, arising out of, or in any way connected with any such actual or purported transfer or assignment.
16.    Ms. Kallsen’s Representations. Ms. Kallsen agrees and acknowledges that she has not suffered any job-related wrongs or injuries for which she might be still entitled to compensation or relief, such as an injury for which she might receive a workers’ compensation award in the future. Ms. Kallsen further represents that she has been offered all rights available to her under the Family Medical Leave Act, the Fair Labor Standards Act, and the Uniformed Services Employment and Reemployment Rights Act, if applicable, and has not been retaliated in any manner for doing so. Ms. Kallsen understands that Schwab relied on this representation in entering into this Agreement with her. Ms. Kallsen also represents that she knows of no commission or omission of any act by any employee or agent of Schwab that constitutes, or might reasonably constitute, a violation of Schwab’s Code of Business Conduct and Ethics or Compliance Manual, or Schwab’s legal obligations of which she is aware (or reasonably should have been aware), that has not already been brought to Schwab’s attention or that Ms. Kallsen can reasonably expect to have been brought to Schwab’s attention. Ms. Kallsen agrees that she will as promptly as reasonably possible notify Schwab of any such acts or omissions to act that occurred during and relating to her employment with Schwab and/or come to her attention after the date of this Agreement.
17.    No Re-Employment or Contractual Relationship. In consideration of the promises made by Schwab in this Agreement, Ms. Kallsen agrees not to seek or accept future employment with Schwab or any parent, successors, subsidiaries, or affiliates, and that each of these entities has no obligation to retain, engage, employ, or continue to employ her. If Ms. Kallsen does seek or obtain such re-employment or any contractual relationship, then this Agreement shall constitute sufficient cause for refusal to hire or for termination of any such agreement and Ms. Kallsen consents to rejection of her application and/or termination of her employment or any contractual relationship. Ms. Kallsen acknowledges and agrees that this provision is intended to protect Schwab and the Releasees from a charge of retaliation and is not intended to be or shall be construed as a form of retaliation against her. This provision may be waived in a writing signed by both Ms. Kallsen and an authorized Schwab Executive Officer.
18.    Verification. Ms. Kallsen shall direct all inquiries from prospective employers to Schwab’s third party vendor, The Work Number at www.theworknumber.com or call them at 800-996-7566. The parties agree that in the event Ms. Kallsen directs an inquiry to someone other than The Work Number to respond to requests for such verifications for Schwab, Schwab will not be liable for any disclosures made in response to such inquiries that deviate from the procedures set forth herein.
19.    Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of California applicable to contracts made and to be performed entirely within such state, without regard to its conflicts of laws principles.
20.    Non-Admission of Liability. This Agreement is entered into in compromise of disputed claims, Ms. Kallsen acknowledges that the execution of this Agreement and the payment of consideration hereunder are not and shall not be construed in any way as an admission of any wrongdoing or liability on the part of Schwab, or any other person or business entity. Ms. Kallsen further acknowledges that Schwab denies all allegations of wrongdoing.
21.    Arbitration. Except with respect to judicial injunctive relief as provided in Subparagraph 10.4 above, any dispute arising out of or in any way related to Ms. Kallsen’s employment, separation of employment, or the interpretation or performance of this Agreement shall be settled by arbitration before a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in San Francisco, California to be administered by the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. With the exception of initial forum fees, the Company shall bear all costs imposed by the American Arbitration Association to administer the arbitration including arbitrator’s fees. The parties shall be allowed to conduct such discovery as permitted by the National Rules for the Resolution of Employment Disputes of the American Arbitration Association or by the arbitrator. At the conclusion of the arbitration, the arbitrator shall issue an award in writing setting forth the basis of the award. The decision of the arbitrator shall be final and binding, and the parties waive the right to trial de novo or appeal. Further, the prevailing party shall be entitled to its reasonable costs and attorneys’ fees if so allowed by statute governing the underlying claim. Excepted from this Paragraph 21 is a complaint with the Equal Employment Opportunity Commission, including a challenge to the validity of this Agreement under the Age Discrimination in Employment Act, to the extent such an exception is required by law, any claims required to be arbitrated with FINRA, and any claims brought pursuant to Section 806 of the Sarbanes Oxley Act of 2002. Claims for unemployment insurance benefits and workers’ compensation benefits shall be resolved pursuant to the claims procedures under applicable state laws. Claims for benefits under any ERISA-governed employee benefit plan(s) shall be resolved pursuant to claims procedures under such benefit plans.
22.    Waiver. The failure of either party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
23.    Miscellaneous.
a.    The language of all parts in this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against either party.
b.    Should any provision in this Agreement be declared or determined to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby, and the illegal or invalid part, term, or provision shall be deemed not to be part of this Agreement, and all remaining provisions shall remain valid and enforceable.
c.    This Agreement including Exhibit A (Confidentiality, Nonsolicitation, and Intellectual Property Ownership Agreement) sets forth the entire agreement between the Parties and fully supersedes any and all prior agreements and understandings, written or otherwise, between the Parties pertaining to the subject matter of this Agreement, except as specifically set forth herein. The Agreement shall only be amended through a writing signed by Ms. Kallsen and an authorized executive officer of Schwab.

d.    Each party hereto agrees to cooperate in good faith and do all things necessary to effectuate this Agreement.
e.    The headings used herein are for reference only and shall not affect the construction of this Agreement.

24.    Corporate Approval. This Agreement is subject to approval by the Compensation Committee of the Board of Directors of the Charles Schwab Corporation. Following such approval, this Agreement shall be executed on behalf of the Company pursuant to a delegation of authority to execute and enter into the Agreement.
25.    Counterparts. This Agreement may be executed in one or more counterparts, by facsimile or original signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
26.    Effective Date. This Agreement shall be effective, binding and enforceable upon full execution by the Parties and following the expiration of the revocation period in Paragraph 13(g) (the “Effective Date”).
PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES THE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. THIS AGREEMENT WILL ONLY BE EFFECTIVE IF IT IS SIGNED AND DATED ON OR AFTER MS. KALLSEN’S LAST DAY IN THE OFFICE.

Dated: August 21, 2019	/s/ Terri R. Kallsen
TERRI R. KALLSEN

Dated: August 22, 2019	/s/ Catherine M. Casey
CHARLES SCHWAB & CO., INC.
By: Catherine M. Casey
Executive Vice President – Human Resources

Dated: August 22, 2019	/s/ Catherine M. Casey
THE CHARLES SCHWAB CORPORATION
By: Catherine M. Casey
Executive Vice President – Human Resources

EXHIBIT A

Confidentiality, Non-Solicitation and Intellectual Property Ownership Agreement

CONFIDENTIALITY, NONSOLICITATION, AND
INTELLECTUAL PROPERTY OWNERSHIP AGREEMENT
(California)
I AM ENTERING INTO THIS AGREEMENT IN CONSIDERATION FOR my initial or continued at-will employment with Charles Schwab & Co., Inc., its parent company and/or its subsidiaries, affiliates, joint venturers, and successors (collectively, "Schwab"), and/or the compensation and other benefits I receive from Schwab, including my participation in bonus and incentive compensation plans for which I am eligible. Acknowledging the receipt and adequacy of this consideration, and intending to be legally bound, I agree as follows:

(a)	that I will maintain the confidentiality of all Confidential Information and confidential Intellectual Property, as defined below, that I develop or obtain while I work at Schwab;

(b)	that Schwab owns all Confidential Information and Intellectual Property, and that I will not assert any claim to the Confidential Information and/or Intellectual Property; and

(c)	that I will not solicit Schwab's employees to leave Schwab.
The scope of these obligations, and some of the possible consequences for breaching them, are described in more detail below.

1.
Protection of Schwab's Confidential Information and Intellectual Property. While working at Schwab, I will develop and/or have access to Schwab's Confidential Information and/or Intellectual Property, as defined in Paragraph 2. I acknowledge that Confidential Information and Intellectual Property is the exclusive property of Schwab, its business partners, licensors, vendors, clients and/or other third parties, and I agree to waive and not to assert any claim to it. Except as permitted in Paragraph 9, I agree not to use or disclose any Confidential Information and/or Intellectual Property during or after my employment with Schwab. My agreement not to use or disclose Confidential Information includes, but is not limited to, my express agreement that I will not, directly or indirectly:

(a)	use Trade Secrets to identify existing Schwab customers for my own personal benefit or the benefit of any other firm or entity;

(b)
use Trade Secrets to facilitate the solicitation, for my own personal benefit or the benefit of any other firm or entity, of any existing Schwab clients I serviced or about whom I otherwise gained Confidential Information during my employment with Schwab (other than those listed in Exhibit A); and/or

(c)	use Trade Secrets to otherwise compete with Schwab.

2.
What is Schwab Confidential Information and Intellectual Property? "Confidential Information" is all information learned during my employment, including the information described below, that is not generally known to the public. It includes, but is not limited to: "Trade Secrets" and "Developments," as defined below; the identities of clients as clients of Schwab; names, addresses, phone numbers, email addresses, account numbers or financial or personal information pertaining to Schwab clients; information obtained during my work or interactions with Schwab’s subsidiaries, affiliates, joint ventures, and other related entities;

proprietary software designs and hardware configurations; proprietary technology; business methods or strategies; new product and service ideas; marketing, financial, research and sales data; information sufficient to identify clients or vendors; client or vendor lists, contact, account and related information; practice metrics, including information about assigned client practices (whether in the aggregate or at the individual client, household or account level), revenues, product types, and other metrics and characteristics; and all information Schwab treats or is obligated to treat as confidential, privileged, or for internal use only, whether or not owned by Schwab, including such information obtained from business partners, licensors, vendors, clients and/or other third parties. "Trade Secrets" is any information or compilation of information that (i) has economic value from not being generally known to, and not being readily ascertainable through proper means by, other persons who can obtain economic value from its use; and (ii) Schwab takes reasonable steps to protect as secret. "Intellectual Property" is Schwab's copyrighted materials, trademarks, service marks, logos, patents, Trade Secrets, and other intellectual property and proprietary rights. I understand and agree that Confidential Information does not lose its confidential status merely because I commit it to or recreate it from memory.

3.
Client Relationships. I understand and acknowledge that (a) any clients Schwab has assigned and/or will assign me to service are assigned on a non-exclusive basis, and that Schwab may assign other employees to jointly service some or all clients with me, or Schwab may reassign me and/or other Schwab employees to service other clients at any time and at Schwab's sole discretion; and (b) Schwab is providing me with resources that enable me to develop, enhance, maintain and/or support relationships with clients, and that such resources are provided at Schwab's expense and the development, enhancement, maintenance and/or support of the client relationships are solely for Schwab's benefit.

4.
Agreement Not to Solicit Employees. While I work for Schwab and for 18 months after my employment ends, I will not directly or indirectly solicit any Schwab employee, independent contractor, or contingent worker to leave his or her employment or engagement with Schwab.

5.	Agreement to Provide Notice of Resignation.
If Schwab assigns or has assigned me to service specific retail client account relationships during the course of my employment, or if I am or have been a Financial Consultant Assistant, I will provide Schwab with four (4) weeks’ notice of my resignation from Schwab as more specifically provided throughout this paragraph 5. The first four (4) weeks following submission of a resignation in compliance with paragraph 5(a) below shall be the "Notice Period." I acknowledge and understand that during the course of my employment with Schwab, I may be or may have been assigned specific Schwab clients to service, and also that I have had and will have access to and may help the company develop Confidential Information pertaining to such clients. I also acknowledge and understand that my position with Schwab may require me to develop and maintain relationships with Schwab clients, and that the process of cultivating relationships and developing client data and files can take a great deal of time and effort. Consequently, in the event I resign my employment, in order to help effectuate and ensure an orderly transition, I agree to provide Schwab with notice as follows:
(a) Four Weeks’ Notice: I will provide Schwab with four (4) weeks’ notice of my resignation in writing and such notice shall not be effective unless and until it is hand delivered by me personally to my manager, and, if applicable, shall include a disclosure of any new position or affiliation with another financial services firm that I have accepted, intend to accept or am considering accepting upon expiration of the Notice Period. I further agree that I will give Schwab notice pursuant to this paragraph immediately upon communicating to any prospective new employer that I have accepted or will be accepting an offer, and/or immediately upon deciding to open my own financial services firm. For purposes of this paragraph, I will be deemed to have "decided to open my own financial services firm" if, without limitation, I (i) lease space that I reasonably anticipate I will use in connection with any financial services firm; (ii) take steps to prepare or file a form ADV; (iii) take steps to incorporate or form any business entity for the purpose of providing financial consulting, investment or advisory services; (iv) agree to terms concerning affiliation with any broker/dealer; and/or (v) purchase office equipment to be used in connection with any financial advisory business other than Schwab.
(b)Duties and Cooperation During Notice Period: I understand that during the Notice Period my manager may ask me to take steps to help transition responsibility for client files, client data, client relationships and/or other job duties. I agree to perform these duties and tasks, as my manager in his or her sole discretion may direct, including without limitation any or all of the following: (i) organize files for transition; (ii) meet with my manager or his/her designee to review files and other data to help ensure that Schwab personnel are aware of and understand file contents and other relevant client or business related data; (iii) meet with my manager or his/her designee to review the status of client accounts and relationships for which I was assigned responsibility to help ensure that client needs may be seamlessly transitioned to and serviced by other Schwab personnel; (iv) subject to my obligations in paragraph 5(c)(i)-(ii), make telephone calls or meet with client(s) and (v) otherwise make myself available to Schwab, as requested by my manager, to provide reasonable assistance to effectuate an orderly transition of files, data and client service responsibility prior to my last day of employment. I understand that this list is neither intended to be an exhaustive list of the transition related tasks I may be required to perform, nor is it a promise that Schwab will have me engage in any or all of the listed tasks. I understand that there may be times during the Notice Period when Schwab is preparing for the transition in a way that does not involve me (e.g., while identifying and selecting a replacement employee).
(c)Conduct During Notice Period: I acknowledge and understand that during the Notice Period, I will be a Schwab employee and my primary job duties will involve providing assistance to Schwab to effectuate an orderly transition of client relationships, client files, client and business data, and client responsibility to other Schwab personnel as assigned by my manager. During the Notice Period, I agree that I will: (i) not (unless authorized in writing by my manager) affirmatively initiate contact with any clients, whether by telephone, in person, via email or otherwise (except that I may respond to communications initiated by clients for the sole purpose of servicing clients); (ii) not discuss or communicate about my impending departure from Schwab with clients unless authorized in writing to do so by my manager; (iii) not take any client related data, records or information off the premises of any Schwab office or facility; (iv) not remotely access Schwab systems (I understand that such accessibility may be terminated during the Notice Period); (v) return to my Schwab manager, within one business day of tendering my notice of resignation, all files, data and information relating to Schwab clients or business which I may have had off premises during the course of my employment; (vi) not use any social networking system or function to update any clients about my employment status with Schwab and/or any impending change of such status; and (vii) if I have had remote access to Schwab computer systems or if I have ever used a non-Schwab issued computer or electronic device for work, I will, upon Schwab's request, make such personal computer(s) or other electronic devices available to Schwab and/or its computer forensic experts for imaging and searching so that Schwab can verify that all Schwab client data and any other non-public information has been removed and transitioned to other Schwab employees. I understand and agree that a core purpose of the Notice Period is to enable the orderly transition of files, data and client responsibility to other Schwab employees, and accordingly I understand and agree that Schwab is free to and may elect to engage in a variety of transition related activities, including but not limited to notifying clients of my intent to leave Schwab, informing clients of the identity of other Schwab employees being assigned to service their accounts, introducing the clients to other Schwab personnel, and/or holding meetings with clients that may or may not include me, as my manager may elect. I understand and agree that at all times during my employment, including the Notice Period, I owe Schwab an unmitigated duty of loyalty, and that I shall do nothing during my employment that I intend or reasonably expect to further my interests or the interests of my new employer to the actual or potential detriment of Schwab. If I communicate with any client during the Notice Period, I will immediately provide my manager with a full, written account of the communication so that my manager can document the communication as he or she deems appropriate pursuant to Schwab’s policies and procedures.
(d) At Will: I understand and agree that nothing in this Agreement changes my "at will" employment status, and that Schwab may end the employment relationship at any time, with or without notice, for any reason or no reason at all. Likewise, I am free to end the employment relationship at any time, subject only to my obligation to provide notice in the manner described in Paragraph 5(a). Without limitation of the foregoing, I understand that Schwab retains the right in its sole discretion to terminate my employment after receiving notice from me pursuant to Paragraph 5(a).

6.
Removal and Return of Schwab Property; LinkedIn Connections. I will not remove any Schwab property, including any Confidential Information and/or Intellectual Property, in original or copied form, in electronic or hardcopy form, or any derivatives of that information, including for example handwritten or retyped information, except as required for me to carry out my job duties while employed by Schwab. Upon termination of my employment with Schwab for any reason, my acceptance of other employment, or at Schwab's request, I will immediately return to Schwab all Schwab property and documents, including but not limited to Confidential Information and/or Intellectual Property; any Schwab-issued credit cards, security badges, keys and Secure ID tokens; and all Schwab-issued electronic and telephonic equipment including but not limited to computers, mobile phones, personal data assistants, CD-ROMs, DVDs, floppy disks, Zip drives, USB storage devices, flash drives, memory cards, or other electronic devices. Upon termination of my employment with Schwab for any reason, my commencement of other employment, or at Schwab’s request, I will immediately disconnect from any clients with whom I am connected on LinkedIn excluding clients listed on Exhibit A. Notwithstanding the foregoing, I understand that Schwab may at its sole discretion permit me to have access to or retain certain of the above-mentioned items (for example, keys) during the Notice Period.

7.
Obligation to Protect Confidential Information and Intellectual Property. I will promptly notify Schwab if I become aware of or suspect any unauthorized use or disclosure of Confidential Information and/or Intellectual Property by me or anyone else, whether intentional or accidental. My obligation to protect non-public personal information (“NPI”) about Schwab customers is also governed by Regulation S-P. (See 17 C.F.R. §248.10(a)(1)). Regulation S-P prohibits Schwab from disclosing NPI about its customers to nonaffiliated third-parties. NPI includes, but is not limited to, Schwab customer names, addresses, telephone numbers, account information, and information that identifies an individual as a customer of Schwab. I understand that Schwab does not share customer NPI with nonaffiliated third-parties. Pursuant to Regulation S-P, I am also prohibited from sharing Schwab customer NPI with nonaffiliated third-parties, including a new employer (except as provided for in paragraph 10 of this Agreement). My non-disclosure obligations under Regulation S-P continue after my employment at Schwab ends.

8.	Schwab's Ownership of Intellectual Property "Developments."

(a) Disclosure of Developments While Employed by Schwab. I will promptly disclose in confidence to Schwab all inventions, improvements, designs, original works of authorship, and processes, including but not limited to all computer software programs and databases, whether or not protected or capable of protection under intellectual property or other laws, as well as all works based upon, derived from, reduced from, collecting, containing or making use of any of the foregoing or of any other Confidential Information or Intellectual Property of Schwab (collectively, "Developments") that I create, make, conceive, implement, or first reduce to practice, either alone or with others, while I am employed by Schwab, and: (i) result from any work I perform for Schwab, whether or not in the normal course of my employment or during normal business hours; (ii) reasonably relate to the actual or anticipated business, research or development of Schwab; or (iii) are developed with the use of Schwab resources, facilities, Confidential Information and/or Intellectual Property.

(b) Help in Confirming Ownership. I must promptly disclose Developments to Schwab whether or not the Developments are patentable, copyrightable, or protectable as Trade Secrets. I agree all Developments will be the exclusive property of Schwab, and I irrevocably and perpetually assign to Schwab all rights, title, and interest, including all intellectual property rights, I may have or acquire in and to the Developments and the right to secure registrations, renewals, reissues, and extensions in the Developments. Without additional compensation, I will sign any documents and do all things necessary, whether during my employment or after, to assist Schwab to register, perfect, maintain and enforce Schwab's rights in any Developments, without any additional compensation. If I fail or refuse for any reason to sign any document Schwab requires to perfect its ownership of the Developments, I appoint Schwab as my attorney-in-fact (this appointment to be irrevocable and to be a power coupled with an interest) to act on my behalf and to execute all such documents.

(c) State Laws Relating to Ownership of Developments. I understand if I am or become a California resident while employed by Schwab, then this Paragraph 8 will not apply to any Developments which fully qualify under Section 2870 of the California Labor Code, attached as Exhibit B to this Agreement. To the extent other similar laws may apply to residents of other states, the terms of Paragraph 8 shall be limited solely to the extent provided by the applicable laws of such states.

(d) Pre-Existing Intellectual Property. To the extent I have any pre-existing patent, trademark, or copyright registrations, I have listed them in Exhibit C. I understand Schwab does not want to use any other person's intellectual property unlawfully and I will not use or disclose to Schwab any such intellectual property. I agree to indemnify and hold Schwab harmless against any liability and damages, and pay any loss or expense Schwab incurs, arising out of any claim that I misappropriated or infringed proprietary rights of a former employer or any other third party or that I disclosed such third party’s intellectual property to Schwab.

9.
Schwab’s Use of Name, Likeness and Image. I hereby irrevocably agree and consent that Schwab (or others working on behalf of Schwab) may record and use all or part of my picture, photograph, portrait, video, audio recording, or other reproductions of my likeness, voice, and name (referred to as the “Image”), and/or use the quotes, statements, text, graphics, artwork or other content contributed by me, with or without attribution to me (collectively, the “Content”), in connection with any advertising or promotional content, program, or material for Schwab and/or Schwab’s business and projects, both internal and external. Schwab has the right to use, publish, display and exhibit my Image and the Content (together, the “Materials”) as Schwab sees fit. Schwab owns the copyright in the Materials. My consent is perpetual and includes use of the Materials in any and all media worldwide, including, but not limited to, print advertisements, magazine, newspaper, Websites, social media, broadcast and cable television, DVD, CD, CD-ROM, film and radio. I expressly release Schwab, its agents, employees, licensees and assigns from and against any and all claims which I have or may have for invasion of privacy, defamation, violation of any right to publicity, violation of any proprietary rights, or any other cause of action arising out of Schwab’s use of the Materials.

10.
Permissible Disclosure of Confidential Information and/or Intellectual Property. I can only use or disclose Confidential Information and/or Intellectual Property to the extent: (a) necessary to perform my job duties at Schwab; (b) I receive advance written permission from an authorized senior or executive officer of Schwab; (c) I am legally compelled by subpoena or other legal process to disclose the Confidential Information and/or Intellectual Property, subject to the procedures in Paragraph 12; (d) disclosure is sought by a government entity, regulatory agency, or self-regulatory organization, subject to the procedures in Paragraph 12; or (e) disclosure is made in confidence to a government agency, entity, official or self-regulatory organization, including but not limited to the Department of Justice (“DOJ”), the Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Association (“FINRA”), the Equal Employment Opportunity Commission (“EEOC”), the Occupational Safety and Health Administration (“OSHA"), the National Labor Relations Board (“NLRB”), or any agency Inspector General, solely for the purpose of reporting possible violations of federal law or regulation or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. I understand that Schwab’s policy and this Agreement prohibit departing employees from taking client lists and account information or from recreating such information from memory. Notwithstanding anything to the contrary in this Agreement, I understand that I may disclose trade secret information either (i) in confidence to a federal, state or local government official or to an attorney solely to report or investigate a suspected violation of law, or (ii) under seal in a complaint or other document filed in a lawsuit or other proceeding without fear of prosecution, liability or retaliation provided I do so in strict adherence with 18 U.S.C. §1833.

11.
Questions About Confidential Information and/or Intellectual Property. If I am unsure whether information is Confidential Information and/or Intellectual Property or I have other questions, I will contact an authorized senior or executive officer of Schwab.

12.
Subpoenas and Other Legal Requests for Disclosure. I will give Schwab prompt notice in writing before disclosing any Confidential Information and/or Intellectual Property under Paragraph 10 subsections (c) and (d). If Schwab does not obtain an order preventing the disclosure, I agree to disclose only that Confidential Information and/or Intellectual Property that I am legally compelled to disclose and to exercise reasonable efforts to ensure that the Confidential Information and/or Intellectual Property will be treated confidentially.

13.
Discovery and Injunctive Relief. In the event I violate, or Schwab reasonably believes I am about to violate, Paragraphs 1 and 4 of this Agreement, I agree Schwab will have no adequate monetary remedy and is entitled to injunctive relief to prevent the violation(s) and/or preserve the status quo. I agree that in any proceeding alleging breach of this Agreement (whether in court or in arbitration), each party shall have the right to engage in deposition and document discovery, and Schwab shall have the right to conduct forensic examination(s) of any computers and/or electronic devices in my possession or control, if Schwab reasonably believes such devices contain Confidential Information and/or Intellectual Property. I further agree that in connection with any application for injunctive relief, discovery shall be conducted on an expedited basis. If any dispute under this Agreement is arbitrable, then I understand my agreement to engage in discovery as outlined in this paragraph is an essential term of my arbitration agreement with Schwab, and these provisions are intended to supplement and modify any applicable arbitration rules.

14.
Liquidated Damages. If I use or disclose Trade Secrets relating to clients and/or their accounts in violation of Paragraph 1(a), (b) or (c), and/or if I solicit employees or contingent workers in violation of Paragraph 4, I understand Schwab will suffer damages that will be difficult to quantify at the time of the violation, including, but not limited to: costs associated with investigating, monitoring, or remedying the misuse of Trade Secrets; costs associated with maintaining, restoring or repairing Schwab's relationship with clients; revenue lost from client assets transferred from Schwab or diverted from Schwab's retail business to an investment advisory firm; revenue lost from client reductions in use of Schwab services; costs associated with replacing employees, including recruiting, hiring and training replacement employees, and lost productivity. Therefore, I agree to pay Schwab the following liquidated damages:

(a) four percent (4%) of any client assets transferred from Schwab or diverted from Schwab's retail business to an investment advisory firm, including but not limited to one using Schwab as custodian of its clients' accounts, where Trade Secrets were used or disclosed; and/or
(b) seventy-five percent (75%) of the most recent full year's total annual compensation paid by Schwab to each employee solicited to leave his or her employment in violation of Paragraph 4.
I agree that these formulas represent reasonable estimates of the compensatory damages that Schwab will incur as a result of violations of Paragraph 4 and/or Paragraph 1 relating to clients and/or their accounts, and are not a penalty. I agree that the formula set forth in Paragraph 1(a) is a reasonable estimate in part because lost profits to Schwab under these circumstances extend for many years into the future and include not only those profits lost in connection with the transferring account(s), but those lost in connection with referrals, all of which are unascertainable at this time and difficult to predict. These liquidated damages are in addition to any other non-compensatory relief that Schwab may be entitled to, including but not limited to injunctive relief and/or punitive damages.

15.
Mobile/Cellular and/or Home Telephones. I acknowledge and understand that Schwab has an obligation to supervise communications between its associated persons and clients to ensure that they comply with FINRA's rules regarding client communications and to preserve the confidentiality of Confidential Information. Accordingly, I agree that during my employment with Schwab, I will not for personal or professional reasons (a) communicate with any clients (excluding personal communications with members of my family) via my home telephone and/or any mobile/cellular telephone not provided by the Company, and/or (b) provide any clients (excluding members of my family) with my home telephone number or the number of any non-Company-issued mobile/cellular telephone for purposes of contacting me. The restrictions in this paragraph are not intended to limit the other provisions of this Agreement. Notwithstanding the foregoing, I understand that I may be excused from the requirements of this paragraph with respect to certain clients if approved in a writing signed by my manager or Regional Branch Executive.

16.
General Provisions. I agree that if Schwab or I bring an action to enforce any provision of this Agreement, the prevailing party shall be entitled to its reasonable attorneys' fees and costs. If any provision of this Agreement is found to be invalid or unenforceable, I agree that a court or arbitration panel may modify, alter or amend such provision to the extent necessary to make it enforceable. If a court or arbitration panel declines to modify, alter or amend the provision to make it enforceable, then the remaining provisions of this Agreement shall remain in full force and effect. The terms of this Agreement and any disputes arising out of it shall be governed by, and construed in accordance with, the laws of the state in which I was last employed by

Schwab, without giving effect to such state's conflict of law principles. The terms of this Agreement may not be modified except in a writing signed by me and a Senior Vice President of Schwab.  No waiver of the terms of this Agreement shall be effective unless made in writing and signed by a Senior Vice President of Schwab.  No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. It is the parties' intention that this Agreement will supersede all prior agreements relating to confidentiality, non-solicitation, and intellectual property unless a court or arbitration panel finds that this Agreement is not supported by adequate consideration, in which case all prior agreements shall remain in force and effect according to their terms to the full extent permitted by law. The parties agree that this Agreement is not intended to be used and shall not be used to aid in the interpretation of any other agreements.

Signature

By clicking the "I Agree" box below, I understand this constitutes a valid electronic signature, I am agreeing to the terms set forth in the Confidentiality, Nonsolicitation and Intellectual Property Ownership Agreement listed above, and I am attesting to the accuracy and completeness of any information I have entered on any Exhibits thereto. My electronic signature creates a binding contract with Schwab, just as enforceable as if it were a handwritten signature.

☐ I agree

Date: Dec 21, 2016

EXHIBIT A
List of current Schwab clients who are family members and other relatives (identified by familial status) and individuals or entities to whom I provided financial services prior to joining Schwab:

EXHIBIT B
California Labor Code Section 2870
(a)    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or
(2) Result from any work performed by the employee for the employer.
(b)    To the extent that a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C

Pre-Existing Intellectual Property Registrations:

Standard Documents

Document	Effective Date	Document Attachment	Signature Type	Signed By	Signature Date	Signature Statement
Charles Schwab Confidentiality, Nonsolicitation, and Intellectual Property Ownership Agreement (California)	12/1/2016	ConfidentialityNonsolicitatio nlntellectualPropertyOwners hipAgreement_California_fo rm_v01012017.pdf.pdf	e-signature	Terri Kallsen (Terminated)	12/21/2016 10:52
By clicking the "I Agree" box below, I understand this constitutes a valid electronic signature, I am agreeing to the terms set forth in the Confidentiality, Nonsolicitation and Intellectual Property Ownership Agreement listed above, and I am attesting to the accuracy and completeness of any information I have entered on any Exhibits thereto. My electronic signature creates a binding contract with Schwab, just as enforceable as if it were a handwritten signature.

EXHIBIT B
This information is being provided in accordance with the requirements of the Federal Older Workers’ Benefit Protection Act.

Notice to Employee

The Company is required by law to provide you with the following information, inasmuch as our records show that you are 40 years of age or older.

The Severance  Benefits described in the attached Agreement (which includes this Attachment A) are being offered to you as part of an employment severance program.  As required by law, all employees age 40 and above who are eligible for this program have forty-five (45) calendar days after receipt of the Agreement in which to consider the terms of the Agreement, during which time you remain eligible for the program; all such employees have seven (7) days after signing the Agreement to revoke their acceptance by so notifying the Company in writing.  The offer of payment contained in the attached Agreement and your eligibility for the program expire immediately after the conclusion of the forty-five (45) day period.

            Individuals were selected for participation in this severance program in your business decisional unit, consisting of all Executive Vice Presidents reporting into Sr. Executive Vice President Jonathan Craig. Selection decisions were based upon various factors, including the Company’s initiative to delayer the number of senior management employees within the organization, qualifications needed to perform the remaining functions and other legitimate business considerations.

Job Titles and Ages of Employees Selected and Not Selected for Termination as part of this Program:

Job Title	Ages of Employees Selected for Termination	Ages of Employees Not Selected for Termination
EVP & Chief Marketing Officer	56

EVP, Schwab Advisor Services		61

EVP, Investor Services	51

EVP., International Services		56

EVP, Retirement Plan Services		62